Exhibit 5.1




                         August 30, 2004


Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas  76065

Gentlemen:

      Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of up to 500,000 shares (the "Shares") of Common Stock, par value $2.50 per share, of Ennis, Inc., a Texas corporation, pursuant to the 2004 Ennis, Inc. Long-Term Incentive Plan.

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We note that the Plan was duly approved by the Board of Directors and shareholders of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion set forth below is limited to the laws of the State of Texas.

     Based upon and subject to the foregoing, it is our opinion that the Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Company and, when issued and paid for under the terms of the Plan, will be validly issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                              Yours truly,



                              /s/ Kirkpatrick & Lockhart LLP